Exhibit 99.1

[GRAPHIC APPEARS HERE]	News Release

Sunoco, Inc.

1735 Market Street

Philadelphia, Pa. 19103-7583

For further information contact:	For release: IMMEDIATELY
Jerry Davis (media) 215-977-6298
Tom Harr (investors) 215-977-6764

No. 5-07

SUNOCO BOARD OF DIRECTORS RAISES DIVIDEND

PHILADELPHIA, Feb. 1, 2007 — Sunoco, Inc. (NYSE: SUN) announced today that its Board of Directors has approved a 10 percent increase to the quarterly dividend to 27.5 cents per share. The quarterly dividend is payable on June 8, 2007 to shareholders of record at the close of business on May 9, 2007. The increase brings the annualized dividend rate on the Company’s common stock to $1.10 per share.

“We continue to view returning cash to our shareholders as an integral part of our strategy and are pleased to make this announcement,” said Sunoco Chairman and Chief Executive Officer John G. Drosdick. “Our results, our business outlook and our strong financial condition provide us with the ability and confidence to take this action.

“Over the past three years, we have significantly increased our dividend while reducing shares outstanding. As we move forward, we remain committed to considering opportunities to grow the Company while returning cash to our shareholders and maintaining a strong balance sheet.”

Sunoco, Inc. headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 900,000 barrels per day of refining capacity, nearly 4,700 retail sites selling gasoline and convenience items, approximately 5,500 miles of crude oil and refined product owned and operated pipelines and 38 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with annual sales of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Utilizing a unique, patented technology, Sunoco also has the capacity to manufacture over 2.5 million tons annually of high-quality metallurgical-grade coke for use in the steel industry. For additional information, visit Sunoco’s Web site at www.SunocoInc.com.

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